As filed with the Securities and Exchange Commission on November 2, 1999
                                                       Registration  No 333-
===============================================================================


===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                           --------------------------

                             ZOOM TELEPHONICS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             CANADA                                                04-2621506
 (State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                       207 South Street, Boston, MA 02111
         (Address, Including Zip Code, of Principal Executive Offices)

                           --------------------------

           Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan
                              (Full title of Plan)

                           --------------------------

                                Frank B. Manning
                     President and Chief Executive Officer
                             Zoom Telephonics, Inc.
                                207 South Street
                                Boston, MA 02111
                                 (617) 423-1072
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent For Service)

                                with a copy to:

                             Philip J. Flink, Esq.
                         Brown, Rudnick, Freed & Gesmer
               One Financial Center, Boston, Massachusetts 02111
                                (617) 856-8200

                           --------------------------


                        CALCULATION OF REGISTRATION FEE
------------------------------ ----------------- ------------------- ------------------ ----------------

                                                      Proposed           Proposed
                                    Amount            Maximum             Maximum          Amount of

   Title of Each Class of           to Be          Offering Price        Aggregate       Registration
 Securities to Be Registered      Registered        Per Share(1)     Offering Price(1)        Fee

------------------------------ ----------------- ------------------- ------------------ ----------------
------------------------------ ----------------- ------------------- ------------------ ================
Common Stock, no par value      300,000 Shares      $ 4.71875          $1,415,625         $ 394.00
                                     (2)

------------------------------ ----------------- ------------------- ------------------ ================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported price of the Common Stock of Zoom Telephonics, Inc. on the Nasdaq National Market on November 1, 1999.

================================================================================
(2) Includes 300,000 shares of Common Stock issuable under the Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan, as amended.
     Such presently indeterminable number of additional shares of Common
     Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.
================================================================================

        This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 300,000 shares of the Registrant's Common Stock reserved for issuance under the Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan, as amended (the "Plan"). Except as otherwise provided herein, the contents of this Registration Statement also incorporates by reference the Registrant's previously filed Registration Statement on Form S-8 (File No. 333-75575), which registered 300,000 shares issuable under the Plan.

                                           PART II

                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Number  Description

4.1 Articles of Continuance, filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (the "1991 Form 10-K").*

4.2     By-Law No. 1 of the Registrant, filed as Exhibit 3.2 to the 1991
        Form 10-K.*

4.3     By-Law No. 2 of the Registrant, filed as Exhibit 3.3 to the 1991
        Form 10-K.*

4.4 Specimen Certificate of Common Stock, filed as Exhibit 4.01 to Registration Statement No. 333-01452 on Form S-3.*

5       Legal Opinion of Thomas, Rondeau.

23.1 Consent of Thomas, Rondeau (contained in its opinion filed as Exhibit 5).

23.2    Consent of KPMG LLP.

24 Power of Attorney, filed as Exhibit 24 to this Registration Statement on Form S-8 .

99.1    Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan, as amended.

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on November 2, 1999.

                                               ZOOM TELEPHONICS, INC.

                                               By: /s/ Frank B. Manning
                                                  ---------------------------
                                                  Frank B. Manning, President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                        Title                          Date

/s/ Frank B. Manning        Chairman of the Board, President    October 22, 1999
------------------------    and Chief Executive Officer
Frank B. Manning            (Principal Executive Officer)



/s/ Robert A. Crist         Principal Financial and             October 22, 1999
------------------------    Accounting Officer
Robert A. Crist

/s/ Peter R. Kramer         Director                            October 22, 1999
------------------------
Peter R. Kramer

/s/ Bernard Furman          Director                            October 22, 1999
------------------------
Bernard Furman

/s/ L. Lamont Gordon        Director                            October 22, 1999
------------------------
L. Lamont Gordon

/s/ J. Ronald Woods         Director                            November 2, 1999
------------------------
J. Ronald Woods

                                 EXHIBIT INDEX

Exhibit                                                          Sequential
Number                                                           Page No.

4.1 Articles of continuance, filed as exhibit 3.1 To the registrant's annual report on form 10-k for the fiscal year ended december 31, 1991 (the "1991 form 10-k").*

4.2 By-Law No. 1 of the Registrant, filed as Exhibit 3.2 to the 1991 Form 10-K.*

4.3 By-Law No. 2 of the Registrant, filed as Exhibit 3.3 to the 1991 Form 10-K.*

4.4     Specimen Certificate of Common Stock, filed as Exhibit
        4.01 to Registration Statement No. 333-01452 on Form S-3.*

5       Legal Opinion of Thomas, Rondeau.

23.1 Consent of Thomas, Rondeau (contained in its opinion filed as Exhibit 5).

23.2    Consent of KPMG LLP.

24 Power of Attorney, filed as Exhibit 24 to this Registration Statement on Form S-8.

99.1 Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan, as amended.* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

                                   EXHIBIT 5

November 1, 1999

Zoom Telephonics Inc.
207 South Street
Boston, Massachusetts

U.S.A.  02111

Dear Sirs:

Re:     Zoom Telephonics, Inc.
        Registration Statement on Form S-8

        We are Canadian counsel to Zoom Telephonics, Inc. a Canadian corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 300,000 shares of the Company's Common Stock, no par value (the "Shares") issuable upon exercise of the options granted or to be granted pursuant to the Company's 1998 Employee Equity Incentive Plan, as amended (the "1998 Employee Equity Incentive Plan").

        We are qualified to render opinions only as to the laws of the Province of British Columbia and the federal laws of Canada applicable herein. Accordingly, we express no opinion as to the laws of any other jurisdiction. This opinion is subject to the qualification that with respect to the enforceability of any document, or instrument covered by this opinion, the rights and remedies are subject to any applicable bankruptcy or insolvency laws or other laws affecting creditors' rights generally and no opinion is given as to the availability on any specific instance of the remedy of specific performance or any other equitable remedy. We take no responsibility for updating the opinions expressed herein or taking into account any event, action, interpretation, change of law or similar item which occurs after the date hereof.

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1. a copy of the Articles of Continuance of the Company as in effect on the date hereof;

2. a copy of By-Law No. 1 and By-Law No. 2 of the Company as in effect on the date hereof;

3. the corporate records of the Company relating to the proceedings of shareholders and directors of the Company;

4.      the 1998 Employee Equity Incentive Plan; and

5.      the Registration Statement.

        In giving our opinion, we have relied as to matters in fact upon the certificates, reports, letters and representations of public officials and of representatives of the Company. For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity to the original of each document submitted to us as a copy.

        Our opinion hereafter expressed is based solely upon (1) our view of the Documents, (2) discussions with those attorneys who have devoted substantive attention to the matters contained herein and (3) such review of published sources of law as we have deemed necessary.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 1998 Equity Incentive Plan, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                   Yours truly,

                                                   /s/ THOMAS, RONDEAU

                                  EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of Zoom Telephonics, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1999, except as to note 15, which is as of March 19, 1999, relating to the consolidated balance sheets of Zoom Telephonics, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Zoom Telephonics, Inc.

                                        /s/ KPMG LLP

Boston, Massachusetts
November 2, 1999

                                  EXHIBIT 99.1

                             ZOOM TELEPHONICS, INC.

                      1998 EMPLOYEE EQUITY INCENTIVE PLAN

                          AS AMENDED ON JUNE 25, 1999

Section 1.   Name and Purpose

        This plan shall be known as the Zoom Telephonics, Inc. 1998 Employee Equity Incentive Plan, as amended (the "Plan"). The purpose of the Plan is to attract and retain employees and provide an incentive for them to assist Zoom Telephonics, Inc. (the "Company") to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2.  Definitions

(a)     "Award" means any Option awarded under the Plan.

(b) "Board" means the Board of Directors of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d) "Committee" means the Stock Option Committee of the Board, or such other committee of not less than three members of the Board appointed by the Board to administer the Plan.

(e) "Common Stock" or "Stock" means the Common Stock, no par value, of the Company.

(f) "Company" means Zoom Telephonics, Inc. and any business entity in which Zoom Telephonics, Inc. owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

(g) "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

(h) "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Board in good faith or in the manner established by the Board from time to time.

(i) "Nonqualified Stock Option" means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is not intended to comply as an incentive stock option under Section 422 of the Code or any successor provision.

(j) "Option" means a Nonqualified Stock Option.

(k) "Officer" means any individual who is a designated corporate officer of the Company or is deemed an officer of the Company under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor or supplementary law, rule or regulation), or is deemed an officer under Rule 4310 of the Marketplace Rules of The Nasdaq Stock Market, Inc (or any successor or supplementary law, rule or regulation).

(l) "Participant" means a person eligible pursuant to Section 4 hereof and selected by the Board to receive an Award under the Plan.

Section 3.  Administration

        The Plan shall be administered by the Committee. The Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Board's decisions shall be final and binding. To the extent permitted by applicable law, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the Plan with respect thereto.

Section 4.  Eligibility

        All employees of the Company, other than Officers and directors of the Company, are eligible to be Participants in the Plan.

Section 5.  Stock Available for Awards

(a) Subject to adjustment under subsection (b), Awards may be made under the Plan of Options to acquire not in excess of 600,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired Company shall not reduce the shares available for Awards under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6.  Stock Options

(a) Subject to the provisions of the Plan, the Board may award Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Option Price therefor and the conditions and limitations applicable to the exercise of the Option.

(b) The Board shall establish the Option Price at the time each Option is awarded.

(c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Board at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionholder, including restricted stock, valued at their Fair Market Value on the date of delivery, by the reduction of the shares of Common Stock that the optionholder would be entitled to receive upon exercise of the Option, such shares to be valued at their Fair Market Value on the date of exercise, less their Option Price (a so-called "cashless exercise"), or such other lawful consideration as the Board may determine. In addition, an optionholder may engage in a successive exchange (or series of exchanges) in which the shares of Common Stock that such optionholder is entitled to receive upon the exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

(e) The Board may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

Section 7.  General Provisions Applicable to Awards

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

(b) Board Discretion. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter. Without limiting the foregoing, an Award may be made by the Board, in its discretion, to any 401(k), savings, pension, profit sharing or other similar plan of the Company in lieu of or in addition to any cash or other property contributed or to be contributed to such plan.

(c) Settlement. The Board shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Board may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(d) Termination of Employment. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise of the Award had the Award been currently exercisable, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Board may consider equitable and in the best interests of the Company.

(f) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 8.  Miscellaneous

(a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(c) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

(d) Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.